Exhibit 19.1

INSIDER TRADING COMPLIANCE POLICY POL-0029

1.	Purpose

This global policy describes Kiniksa Pharmaceuticals’ (“Kiniksa” or “Company”) requirements for the prevention of insider trading.  Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines.

This Policy is based on the guiding principles established in Kiniksa’s Code of Business Conduct and Ethics, which outlines our commitment, as a Company and individuals, to adhere to the highest standards of integrity and stewardship in service to patients, colleagues, the medical community, and shareholders.

U.S. applicable laws, and internal Kiniksa standards facilitating compliance with such laws, may be stricter and should also be respected. Refer to local Policies and SOPs and consult country-specific guidance.

2.	Scope

This Policy applies to all officers, directors and employees of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account, except that this policy does not apply to an entity controlled by or affiliated with a person covered under this policy if the entity’s principal business is the investment of securities (an investment fund or partnership) and the entity has established its own insider trading controls and procedures in compliance with applicable securities laws.  This Policy extends to all activities within and outside an individual’s Company duties.

3.	Definitions

Insider trading – the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

Securities – include (but are not limited to) shares, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

Purchase and Sale are defined broadly under the federal securities laws.  “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.  “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-shares transactions, conversions, the exercise of share options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

Trading day – a day on which national stock exchanges are open for trading.

4.	Prohibition of Insider Trading
4.1.

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company. In addition, if an officer, director or employee is in possession of material non-public information about other publicly traded companies, such as suppliers, customers, competitors, potential acquisition targets, or potential acquirers, such person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no officer, director or employee shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material non-public information if such information is obtained in the course of such person’s employment or service with the Company.

4.2.

No officer, director or other employee designated from time to time by the Board of Directors, the Chief Legal Officer, or the General Counsel as being subject to quarterly blackout periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the fourteenth calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17.

4.2.1.	These prohibitions do not apply to:

4.2.1.1.purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;

4.2.1.2.exercises of share options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company share option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

4.2.1.3.bona fide gifts of the Company’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the donor is in possession of material, non-public information about the Company; or

4.2.1.4.purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section 8 below.

4.3.

No officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, including the Company’s Policy Statement Guidelines for Corporate Disclosure) or to anyone within the Company other than on a need-to-know basis.

5.	Explanation of Insider Trading
5.1.	What Facts are Material?
5.1.1.

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

5.1.2.	Examples of material information include (but are not limited to) information about:
•	corporate earnings or earnings forecasts;
•	possible mergers, acquisitions, tender offers or dispositions;
•	major new products or product developments;
•	important business developments, such as developments regarding acquisitions of product candidates or strategic collaborations;
•	important product candidate developments, such as the results of clinical trials or the status of regulatory submissions, including communications with regulatory authorities;
•	management or control changes;
•	significant financing developments including pending public sales or offerings of debt or equity securities;
•	defaults on borrowings;
•	bankruptcies; and
•	significant litigation or regulatory actions.
5.1.3.

Moreover, material information does not have to be related to a company’s business.  For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

5.1.4.	A good general rule of thumb: When in doubt, do not trade.
5.2.	What is Non-Public?
5.2.1.

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.

5.2.2.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public.

5.3.	Who is an Insider?
5.3.1.

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they disclose such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, including the Company’s Policy Statement Guidelines for Corporate Disclosure) or to anyone within the Company other than on a need-to-know basis.

5.3.2.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account, except that this policy does not apply to an entity controlled by or affiliated with a person covered under this policy if the entity’s principal business is the investment of securities (an investment fund or partnership) and the entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

5.4.	Trading by Persons Other than Insiders
5.4.1.

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders.  Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

5.4.2.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.  Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

5.5.	Penalties for Engaging in Insider Trading
5.5.1.

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;
•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,479,282 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•	jail sentences of up to 20 years.
5.5.2.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws.  Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

5.6.

Size of Transaction and Reason Do Not Matter.  The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

5.7.	Examples of Insider Trading
5.7.1.	Examples of insider trading cases include:
•	actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
•	friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
•	government employees who learned of such information in the course of their employment; and
•	other persons who misappropriated, and took advantage of, confidential information from their employers.
5.7.2.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

5.7.2.1.Trading by Insider.  An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

5.7.2.2.Trading by Tippee.  An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

5.8.

Prohibition on Records Falsification and False Statements.  Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

6.

Statement of Procedures Preventing Insider Trading.  The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.  Every officer, director and employee is required to follow these procedures.

6.1.	Pre-Clearance of All Trades by Officers, Directors, and Certain Employees
6.1.1.

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, the exercise of share options and the sale of Company shares issued upon exercise of share options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the Chief Legal Officer, the General Counsel or the Chief Financial Officer as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Legal Officer, General Counsel, Chief Financial Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”). Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

6.1.2.

A request for pre-clearance must be in writing (including without limitation by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, unless otherwise determined by the Authorizing Officer, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Legal Officer or General Counsel) that he, she or it is not aware of material, non-public information about the Company. The Authorizing Officer shall have sole discretion to decide whether to pre-clear any contemplated transaction, provided that the Chief Executive Officer shall have sole discretion to decide whether to pre-clear transactions by the Authorizing Officer or persons or entities subject to this policy as a result of their relationship with the Authorizing Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Authorizing Officer (or the Chief Executive Officer, in the case of the Authorizing Officer or persons or entities subject to this policy as a result of their relationship with the Authorizing Officer). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

6.2.	Black-Out Periods
6.2.1.

No officer, director or other employee designated from time to time by the Board of Directors, the Chief Legal Officer, or the General Counsel as being subject to quarterly blackout periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the fourteenth calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section 4.  For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17.

6.2.2.

Exceptions to the black-out period policy may be approved only by the Company’s Chief Legal Officer or General Counsel (or, in the case of an exception for the Chief Legal Officer, the General Counsel, or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer or the General Counsel, the Chief Executive Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

6.2.3.

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the Chief Legal Officer, or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public.  Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

6.2.4.

If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

6.3.

Post-Termination Transactions.  If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

6.4.	Information Relating to the Company
6.4.1.	Access to Information

6.4.1.1.Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, including the Company’s Policy Statement Guidelines for Corporate Disclosure) or to anyone within the Company on an other than need-to-know basis.

6.4.1.2.In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

6.4.2.	Inquiries From Third Parties

6.4.2.1.Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Legal Officer, General Counsel, Chief Financial Officer, or the Investor Relations/Corporate Communications Department.

6.5.	Limitations on Access to Company Information
6.5.1.	The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
6.5.2.	All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
•	maintaining the confidentiality of Company-related transactions;
•

conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

•

restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•	restricting access to areas likely to contain confidential documents or material, non-public information;
•	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
•	avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
6.5.3.	Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

7.

Additional Prohibited Transactions.  The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in Company securities:

7.1.

Short Sales.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

7.2.

Publicly Traded Options.  A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

7.3.

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, all hedging transactions involving the Company’s equity securities are prohibited by this Policy.

7.4.

Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans.  Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of share options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

7.5.

Partnership Distributions.  Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

8.	Rule 10b5-1 Trading Plans, Section 16 and Rule 144
8.1.	Rule 10b5-1 Trading Plans
8.1.1.	Overview

8.1.1.1.Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s shares entered into and conducted in good faith and in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities.

8.1.1.2.All executive officers and certain employees designated by the Authorizing Officer must enter into a Trading Plan for transactions in their Company securities. Each such Trading Plan, and any proposed modification or termination thereof, must be submitted to and pre-approved by the Authorizing Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person entering into, modifying, or terminating the Trading Plan, not the Company or the Authorizing Officer.

8.1.1.3.Trading Plans do not exempt individuals from complying with Section 16 reporting obligations or from short-swing profit rules or liability.

8.1.1.4.Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company shares without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s shares. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

8.1.1.5.A director, officer or employee may enter into a Trading Plan only in good faith and when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting must be in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.

8.1.1.6.The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.  Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section 8 and result in a loss of the exemption set forth herein.

8.1.2.

Adopting a Trading Plan. The trading restrictions set forth in this Policy, other than those transactions described under Section 7 (Additional Prohibited Transactions) do not apply to a Trading Plan that:

•	has been submitted to and pre-approved by the Authorizing Officer;
•	includes a “Cooling Off Period” for
o

Section 16 reporting persons that extends to the later of 90 days after adoption of the Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan is adopted, up to a maximum of 120 days; and

o	employees and any other persons, other than the Company or Section 16 reporting persons, that extends 30 days after adoption of the Trading Plan;
•	for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material non-public information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•

has been entered into in good faith at a time when the individual was not in possession of material non-public information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

•

either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

•	complies with all other applicable requirements of Rule 10b5-1.

8.1.2.1. Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s shares, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time.  Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

8.1.3.	Terminations of and Modifications to Trading Plans

8.1.3.1.Terminations of Trading Plans should occur only in unusual circumstances and if the person terminating the plan is acting in good faith.  Effectiveness of any termination of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Termination is effected upon written notice to the broker. Once a Trading Plan has been terminated, the participant should wait at least 30 days before trading outside of a Trading Plan.

8.1.3.2.A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Modifications to a Trading Plan are subject to the prior review and approval of the Authorizing Officer, and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling Off Period (as described in Section 8.1.2 above).

8.1.3.3.Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s share plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.

8.1.4.	Discretionary Plans

8.1.4.1.Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

8.1.4.2.The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s shares or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s shares once the Trading Plan or other arrangement has been pre-approved.

8.1.5.

Reporting (if Required).  If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 adopted on ____ and expires ____.”  For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.

8.1.6.

Options.  Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s share plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

8.1.7.

Trades Outside of a Trading Plan.  During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed in accordance with the requirements of Rule 10b5-1.

8.1.8.

Public Disclosure.  The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.

8.1.9.

Prohibited Transactions.  The transactions prohibited under Section 7 of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

8.1.10.Limitation on Liability.  None of the Company, the Chief Legal Officer, the General Counsel, the Chief Financial Officer, the Authorizing Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section 8 or a request for pre-clearance submitted pursuant to Section 6 of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section 8 or pre-clearance of a transaction pursuant to Section 6 of this Policy, none of the Company, the Chief Legal Officer, the General Counsel, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

8.2.	Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales
8.2.1.

Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5.  Section 16(a) of the Exchange Act generally requires all officers, directors and 10% shareholders (“insiders”), within 10 days after becoming an officer, director or 10% shareholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on Form 3 listing the amount of the Company’s shares, options and warrants which the insider beneficially owns. Following the initial filing on Form 3, changes in beneficial ownership of the Company’s shares, options and warrants must be reported on Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company shares made within six months prior to the filing of a Form 3 must be reported on Form 4.  Similarly, certain purchases or sales of Company shares made within six months after an officer or director ceases to be an insider must be reported on Form 4.

8.2.2.	Recovery of Profits Under Section 16(b)

8.2.2.1.For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by an insider from any “purchase” and “sale” of Company shares during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

8.2.2.2.The liability of an insider under Section 16(b) of the Exchange Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company shareholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of shareholders. No suit may be brought more than two years after the date the profit was realized.  However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

8.2.2.3.Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Chief Legal Officer or General Counsel prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s shares, options or warrants. The Company’s employees who are not officers, directors or insiders may disregard Attachment A.

8.2.3.	Short Sales Prohibited Under Section 16(c)

8.2.3.1.Section 16(c) of the Exchange Act prohibits insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of shares which the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

8.2.3.2.The Chief Legal Officer or General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

8.3.	Rule 144
8.3.1.

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.”  “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering.  “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including shares purchased in the open market and shares received upon exercise of share options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:

8.3.1.1.Holding Period.  Restricted securities must be held for at least six months before they may be sold in the market.

8.3.1.2.Current Public Information.  The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.

8.3.1.3.Volume Limitations.  For affiliates, total sales of Company common shares for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common shares, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

8.3.1.4.Method of Sale.  For affiliates, the shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker.  A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common shares for his own account on a regular and continuous basis.

8.3.1.5.Notice of Proposed Sale.  For affiliates, a notice of the sale (a Form 144) may be required to be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

8.3.2.	If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

9.	Review Cycle

This Policy will be reviewed every 3 years.

10.	Training

Training will be conducted on this Policy as directed by Compliance or Legal.

11.	Violations

Failure to comply with this Policy may result in disciplinary procedures (up to and including termination) in accordance with Kiniksa Policies.  Violations of this Policy should be reported to the Compliance department, the Legal department or management in accordance with Kiniksa’s Policy on Compliance Violation Reporting and Non-Retaliation.

12.	Questions

Comments or questions about this Policy should be directed to the Company’s Chief Legal Officer or General Counsel.

13.	Related Documents/References
•	Code of Business Conduct and Ethics (POL-0022)
•	Policy on Compliance Violation Reporting and Non-Retaliation

14.	Version History

Version	Description of Revision
1	Policy Updated to New Format
2	Policy Updated to Include References to Company’s General Counsel
3	Policy Updated to Change Beginning of Blackout Period to 14 days prior to quarter end
4	Policy Updated to Reflect SEC Rules Changes Concerning 10b5-1 Trading Plans

ATTACHMENT A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note:  ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% shareholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Kiniksa Pharmaceuticals, Ltd. (the “Company”).  It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

1.	If a sale is to be made by an officer, director or 10% shareholder (or any family member living in the same household or certain affiliated entities):
2.	Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
3.	Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?
4.	Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?
5.	Has a Form 4 been prepared?

Note:  If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company shares is to be made:

1.	Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.	Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?
3.	Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material, non-public information which could affect the price of the Company shares. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Company’s Chief Legal Officer, General Counsel or Chief Financial Officer.